UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K/A

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 14, 2016

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33368	91-2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2016, Glu Mobile Inc. (“Glu”) filed a Current Report on Form 8‑K to disclose, among other things, the fact that the Glu Board of Directors (the “Board”) approved the appointment of Glu’s President of Global Studios, Nick Earl, to serve as Glu’s President and Chief Executive Officer, effective November 10, 2016. At the time of the appointment of Mr. Earl, the Board had not determined the terms of his employment or entered into any employment or change of control severance agreements

Pursuant to Instruction 2 to Item 5.02 of Form 8‑K, this amendment on Form 8‑K/A is being filed to report Glu’s entry into an Employment Agreement (the “Employment Agreement”) and a Change of Control Severance Agreement (“CoC Agreement”) with Mr. Earl.

EMPLOYMENT AGREEMENTS WITH MR. EARL

As Glu’s President and Chief Executive Officer, Mr. Earl will receive an annual base salary of $450,000, effective November 4, 2016. Consistent with his previously disclosed bonus arrangement pursuant to a Current Report on Form 8‑K filed on May 13, 2016 and a Current Report on Form 8‑K filed on October 13, 2016,  Mr. Earl will remain eligible to receive an annual cash bonus with a target of 100% of his then current annual base salary, with a maximum potential cash bonus equal to 200% of his then current annual base salary.

Pursuant to the terms of the Employment Agreement, Glu’s Compensation Committee (the “Committee”) agreed to award Mr. Earl non-qualified stock options to purchase an aggregate of 1,500,000 shares of Glu’s common stock (the “Options”).  Due to a limitation in Glu’s 2007 Equity Incentive Plan (the “Plan”) that provides that no Glu employee may receive more than 1,500,000 shares subject to awards issued pursuant to the Plan during any calendar year, the Options will be bifurcated into two awards.  The Committee granted the first Option (the “First Option”) to Mr. Earl on November 14, 2016.  The First Option is to purchase an aggregate of 650,000 shares of Glu’s common stock, has a ten-year term, has an exercise price of $2.10 per share, which was equal to the closing price of Glu’s common stock on The NASDAQ Global Market on November 14, 2016, which was the date of grant, and will vest over four years, with 25% of the total number of shares subject to the First Option vesting on the one-year anniversary of the date of grant (the “First Vesting Date”) and the remainder vesting in equal installments each month thereafter, subject to Mr. Earl’s continued service with Glu.    The second Option (the “Second Option”) will be granted on the first trading day of 2017 or as soon as reasonably practicable thereafter and will cover 850,000 shares of Glu’s common stock.  The Second Option will have a ten-year term, will have an exercise price equal to the closing price of Glu’s common stock on The NASDAQ Global Market on the date of grant, and will vest over four years, with 25% of the total number of shares subject to the Second Option vesting on the First Vesting Date and the remainder vesting in equal installments each month thereafter, subject to Mr. Earl’s continued service with Glu.

The Options are subject to transfer restrictions that provide that until November 14, 2018, Mr. Earl may not offer, sell, contract to sell, pledge or otherwise transfer or dispose of, directly or indirectly, the Options or any shares of Glu’s common stock subject to the Options, except pursuant to limited exceptions for transfers by gift, to a trust, by will or the laws of descent or pursuant to a divorce settlement but only to the extent that the transferee contractually agrees to these transfer restrictions.

The Employment Agreement provides that if Mr. Earl’s employment with Glu is terminated without Cause (as defined in the CoC Agreement) or as a result of an Involuntary Termination (as defined in the CoC Agreement) at any time, other than within twelve months after a Change of Control (as defined in the CoC Agreement), and Mr. Earl delivers to Glu a signed agreement and general release (the "Release"), then Mr. Earl will be entitled to the following severance benefits:

(i)	twelve months of his then-current annual base salary; and

(ii)	up to twelve months of continuation coverage for his (and any eligible dependents) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

The CoC Agreement provides that if Mr. Earl’s employment with Glu is terminated without Cause or as a result of an Involuntary Termination at any time within twelve months after a Change of Control and Mr. Earl delivers to Glu a signed Release, then Mr. Earl will be entitled to the same severance benefits set forth in the previous paragraph, plus he will also receive the following additional severance benefits:

(i)	his annual bonus for such calendar year, based on the target potential amount (not the amount actually payable); and

(ii)

each of his outstanding and not fully vested equity awards granted on or after November 10, 2014 shall become fully vested and exercisable (each equity award granted to Mr. Earl on prior to November 10, 2014 will continue to be governed by the Change of Control Severance Arrangement between Glu and Mr. Earl dated as of February 8, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: November 18, 2016	By:	/s/ Scott J. Leichtner
	Name:	Scott J. Leichtner
	Title:	Vice President and General Counsel